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                                                              Exhibit (a)(1)(D)

                          OFFER TO PURCHASE FOR CASH

      UP TO AN AGGREGATE OF 2,300,000 OUTSTANDING SHARES OF COMMON STOCK
            (Including the Related Preferred Stock Purchase Rights)

                                      of

                             CHASE INDUSTRIES INC.

                                      at

                             $10.50 NET PER SHARE

                                      by

                         CHASE ACQUISITION CORPORATION

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
     TIME, ON WEDNESDAY, JANUARY 31, 2001, UNLESS THE OFFER IS EXTENDED.


                                                                January 2, 2001

To Brokers, Dealers, Banks,
 Trust Companies and other Nominees:

  We, Chase Acquisition Corporation, a Delaware corporation (the "Purchaser") and a majority-owned subsidiary of Court Square Capital Limited, a Delaware corporation ("Court Square"), are offering to purchase (1) up to an aggregate of 2,300,000 shares ("Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Chase Industries Inc., a Delaware corporation (the "Company"), and (2) the related rights to purchase shares of Junior Participating Preferred Stock of the Company (the "Rights"), issued pursuant to the Rights Agreement for such Rights, by and between the Company and Mellon Investor Services LLC, as Rights Agent (as amended from time to time, the "Rights Agreement"), at a price of $10.50 per Share net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated January 2, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

  Unless the Rights are redeemed prior to the Expiration Date, holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. If the Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as defined in the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined in the Offer to Purchase) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure described in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares and Rights" of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within a period ending on the later of (1) three NYSE trading days after the date of
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execution of the Notice of Guaranteed Delivery and (2) three business days after the date Rights Certificates are distributed. An "NYSE trading day" is a day on which the New York Stock Exchange is open for business. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

  If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder's Share Certificates (as defined in the Offer to Purchase) or, if applicable, Rights Certificates are not immediately available (including, if the Distribution Date has occurred, but Rights Certificates have not yet been distributed) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered according to the guaranteed delivery procedures set forth in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares and Rights" of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The Offer is conditioned upon, among other things, (1) the Company's Board of Directors redeeming the Rights or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the proposed second-step merger described herein, (2) the Purchaser having received sufficient funding, on terms at least as favorable to the Purchaser as are contained in the commitment letters received from PNC Bank, to pay for all Shares tendered pursuant to the Offer and not validly withdrawn and to pay all fees and expenses related to the Offer and being satisfied that it will have funding available following the Offer sufficient to fund the proposed second-step merger and the ongoing working capital needs of the Company, (3) the Purchaser being satisfied, in its sole discretion, that, after consummation of the Offer, Section 203 of the Delaware General Corporation Law will not prohibit for any period of time, or impose any voting requirements in excess of majority stockholder approval with respect to, the proposed second-step merger or any other business combination involving the Company and the Purchaser or any other subsidiary of Court Square and (4) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder with respect to the Offer, the contribution of shares of Common Stock to the Purchaser by Court Square and the conversion of shares of non-voting common stock, par value $0.01 per share, of the Company held by Court Square to voting shares of Common Stock.

  Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares and Rights registered in your name or in the name of your nominee.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1. Offer to Purchase dated January 2, 2001;

  2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares and Rights);

  3. A printed form of letter that may be sent to your clients for whose account you hold Shares and Rights in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

  4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and Rights are not immediately available (including if the Distribution Date has occurred but Rights Certificates have not yet been

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distributed) or if time will not permit all required documents to reach the
Depositary by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis.

  5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6. Return envelope addressed to Mellon Investor Services, L.L.C., as
Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 31, 2001, UNLESS THE OFFER IS EXTENDED.

  In all cases, payment for Shares and Rights accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and Rights, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in "THE TENDER OFFER-- Procedures for Accepting the Offer and Tendering Shares and Rights" of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Rights Certificates or Book-Entry Confirmations with respect to Shares or, if applicable, Rights, are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Neither the Purchaser nor Court Square will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

  The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  If holders of Shares and Rights wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares and Rights" of the Offer to Purchase.

  Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          CHASE ACQUISITION CORPORATION

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, COURT SQUARE, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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